Exhibit 99.1
For Immediate Release
WSI Industries Reports Improved Full Year Results
Sales up 33% — Net Income up 41%
Benjamin Rashleger Appointed to Board
October 20, 2011—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for the full year fiscal 2011 of $24,963,000, an increase of 33% over the prior year’s sales of $18,827,000. The Company also reported an increase of 41% in full year net income to $899,000 or $.31 per diluted share versus $637,000 or $.23 per diluted share in fiscal 2010.
Fiscal fourth quarter sales of $7,221,000 were an increase of 23% over the prior year’s quarter of $5,856,000. The Company’s net income in the current year’s fourth quarter of $340,000 or $.12 per diluted share was equivalent to the prior year’s fourth quarter of $348,000 or $.12 per diluted share.
Benjamin Rashleger, president and chief operating officer, commented: “A year ago we reported positive results for our fiscal 2010, and that we believed our fiscal 2011 would be better.” He noted that in fiscal 2011 the Company accomplished the following:
•	Reinstated the dividend program at an annualized rate of $.16 per share.
•	Increased sales and net income by 33% and 41%, respectively, over the prior year.
•	Increased cash balances and maintained the Company’s solid financial position.
•	Increased our presence in our energy business with a new customer that has awarded us several programs related to the shale fracturing segment.
•	Added two new product lines in our recreational vehicle market which were an element of a year over year sales increase of 39% in this business.
•	Invested $1.7 million in property and equipment during fiscal 2011 with an additional investment of $1.4 million occurring in the first quarter of fiscal 2012.
•	Invested in our human resource capital by increasing our headcount by one-third in the past year.
•	Increased our share price by 61% in fiscal 2011, which followed a 38% increase in share price in fiscal 2010.
Rashleger continued: “WSI has had several exciting recent developments. We announced last month we have been able to diversify our energy business, as well as our overall industry balance, in addition to expanding our overall business. We have continued to invest in our Company in order to support our new and existing customers with additional capacity, expansion of our capabilities, and key additions to our team, while still being able to improve and maintain overall profit, generate cash flow from operations, and reward our shareholders with a quarterly dividend.” Rashleger concluded: “We will continue to look to capture new opportunities and further diversify our industry and customer exposure to ensure our business will remain secure. We are fortunate to have additional opportunities in front of us that will help us meet these goals. We must also remain focused on execution while providing the best value for our customers. We remain confident that fiscal 2012 will build on our success of fiscal 2011, and we will continue to remain focused on building a world class contract manufacturing business.”
Michael J. Pudil, Chief Executive Officer, stated: “The Board of Directors is pleased to announce that Benjamin Rashleger will be promoted to the CEO position effective January 1, 2012 and has been appointed as a Director on the WSI Board effective the date of this press release.” As planned, Michael Pudil will be retiring as CEO of WSI effective the end of this calendar year. As previously announced, the Company had the opportunity to proactively implement an orderly succession plan over the last two years, during which time Benjamin Rashleger has been the President and Chief Operating Officer. Michael Pudil further commented: “Benjamin has done a tremendous job for WSI. He has been the driving force in the Company that has resulted in a 33 percent growth in revenue and a 41% growth in earnings in the last year alone. The entire Board has tremendous confidence in Benjamin’s ability to lead the WSI growth strategy that takes full advantage of our established 60 year reputation in the contract machining industry.” Pudil further added: “I have been honored to serve WSI as the Chief Executive Officer over the last 18 years. My efforts have been to reach for a level of excellence in contract manufacturing services that exceeded expectations in customer, employee, and shareholder satisfaction. I look forward to the opportunity to continue to serve the interests of the WSI shareholders in my role as a member of the Board.”
The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. The dividend will be payable November 17, 2011 to holders of record on November 3, 2011.
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense market.
#      #      #
For additional information:
Michael J. Pudil (CEO) or Benjamin Rashleger (President & COO) or Paul D. Sheely (CFO) 763-295-9202
The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
In thousands, except per share amounts

	Quarter ended		Year ended
	August 28,	August 29,	August 28,	August 29,
	2011	2010	2011	2010
Net Sales	$7,221	$5,856	$24,963	$18,827
Cost of products sold	5,849	4,462	20,528	15,080

Gross margin	1,372	1,394	4,435	3,747

Selling and administrative expense	784	778	2,760	2,425
Interest and other income	(8)	(6)	(19)	(33)
Interest and other expense	65	79	289	359

Net Income before taxes	531	543	1,405	996

Income tax expense (benefit)	191	195	506	359

Net income (loss)	$340	$348	$899	$637

Basic earnings (loss) per share	$0.12	$0.12	$0.32	$0.23

Diluted earnings (loss) per share	$0.12	$0.12	$0.31	$0.23

Weighted average number of common shares outstanding	2,835	2,805	2,826	2,801

Weighted average number of common and dilutive potential common shares	2,897	2,805	2,877	2,801
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
In thousands

	August 28,	August 29,
	2011	2010
Assets:
Total Current Assets	$8,711	$7,852
Property, Plant, and Equipment, net	7,078	6,507
Intangible Assets	2,368	2,627

Total Assets	$18,157	$16,986

Liabilities and Shareholders’ Equity:
Total current liabilities	$3,427	$3,414
Long-term debt	3,936	3,737
Deferred tax liabilities	308	—
Shareholders’ equity	10,486	9,835

Total Liabilities and Shareholders’ Equity	$18,157	$16,986